Exhibit 12(b)
FLORIDA POWER & LIGHT COMPANY COMPUTATION OF RATIOS
Six Months Ended June 30, 2003

(millions of dollars)
RATIO OF EARNINGS TO FIXED CHARGES

Earnings, as defined:
Net income	$341
Income taxes	188
Fixed charges, as below	89

Total earnings, as defined	$618

Fixed charges, as defined:
Interest charges	$83
Rental interest factor	4
Fixed charges included in nuclear fuel cost	1
Capitalized interest	1

Total fixed charges, as defined	$89

Ratio of earnings to fixed charges	6.94

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Earnings, as defined:
Net income	$341
Income taxes	188
Fixed charges, as below	89

Total earnings, as defined	$618

Fixed charges, as defined:
Interest charges	$83
Rental interest factor	4
Fixed charges included in nuclear fuel cost	1
Capitalized interest	1

Total fixed charges, as defined	89

Non-tax deductible preferred stock dividends	7
Ratio of income before income taxes to net income	1.55

Preferred stock dividends before income taxes	11

Combined fixed charges and preferred stock dividends	$100

Ratio of earnings to combined fixed charges and preferred stock dividends	6.18